Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

FAST RADIUS, INC.

Pursuant to § 242 of the General Corporation Law

of the State of Delaware

December 16, 2022

Fast Radius, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

First: Article FIRST of the Corporation’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) is hereby amended and restated in its entirety as follows:

“FIRST: The name of the corporation is Legacy FSRD, Inc. (the “Corporation”).”

Second: The foregoing amendment to the Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Third: All other provisions of the Certificate of Incorporation, as currently on file with the Secretary of State of the State of Delaware, shall remain in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Certificate of Incorporation to be executed as of the date first set forth above.

FAST RADIUS, INC.

By:	/s/ Pat McCusker
Name:	Pat McCusker
Title:	President, Interim Chief Financial Officer

[Signature Page to Certificate of Amendment]